MUFG Americas Holdings Corporation                     Exhibit 99.1
A member of MUFG, a global financial group

FOR IMMEDIATE RELEASE (04/27/2015)

Contact:	Alan Gulick	Doug Lambert
	Corporate Communications	Investor Relations
	(425) 423-7317	(212) 782-5911

MUFG AMERICAS HOLDINGS CORPORATION REPORTS FIRST QUARTER NET INCOME OF $137 MILLION

NEW YORK - MUFG Americas Holdings Corporation (the Company), parent company of San Francisco-based MUFG Union Bank, N.A. (the Bank), today reported net income for the quarter of $137 million, compared with $153 million for the prior quarter and $172 million for the year-ago quarter.

Highlights:

◦	Net income for the first quarter was $137 million, down $16 million from the fourth quarter of 2014 due to decreases in pre-tax, pre-provision income, partially offset by lower income tax expense.

◦
Continued disciplined underwriting standards produced strong credit quality with low levels of nonperforming assets and charge-offs, which were 0.34% of total assets and $3 million, respectively, for the quarter.

◦
In a historic move, Mitsubishi UFJ Financial Group, Inc. (MUFG), announced on April 9, 2015 that the Bank has created a new leadership position - a CEO for the U.S. - and that Stephen E. Cummings will join the Bank as its President and Chief Executive Officer. The appointment of Mr. Cummings represents an evolution from MUFG’s tradition of appointing executives from the parent company to serve as CEO in the U.S. market. Mr. Cummings will have authority over all of The Bank of Tokyo-Mitsubishi UFJ’s, Ltd. (BTMU) U.S. businesses, including its New York branch and other U.S.-domiciled branch offices. He will serve as a member of the Bank's Board of Directors and will be based in New York.  Mr. Cummings most recently served as Chairman of Investment Banking for the Americas for UBS Investment Bank and Head of Corporate Client Solutions for the Americas at UBS Group AG.

The following table presents financial highlights for the periods ended March 31, 2015, December 31, 2014 and March 31, 2014:

				Percent Change to
	As of and for the Three Months Ended			March 31, 2015 from
(Dollars in millions)	March 31, 2015	December 31, 2014 (1)	March 31, 2014 (1)	December 31, 2014	March 31, 2014
Results of operations:
Net interest income	$683	$709	$683	(4)%	—%
Noninterest income	335	352	181	(5)	85
Total revenue	1,018	1,061	864	(4)	18
Noninterest expense	849	797	627	7	35
Pre-tax, pre-provision income (2)	169	264	237	(36)	(29)
(Reversal of) provision for credit losses	3	(1)	—	400	nm
Income before income taxes and including
noncontrolling interests	166	265	237	(37)	(30)
Income tax expense	34	117	70	(71)	(51)
Net income including noncontrolling interests	132	148	167	(11)	(21)
Deduct: Net loss from noncontrolling interests	5	5	5	—	—
Net income attributable to
MUFG Americas Holdings Corporation (MUAH)	$137	$153	$172	(10)	(20)

Balance sheet (end of period):
Total assets	$113,698	$113,662	$107,231	—	6
Total securities	22,463	22,015	23,192	2	(3)
Total loans held for investment	76,808	76,804	69,933	—	10
Core deposits (2)	74,190	76,666	70,665	(3)	5
Total deposits	82,741	86,004	81,179	(4)	2
Long-term debt	8,856	6,972	6,545	27	35
MUAH stockholder's equity	15,200	14,922	14,403	2	6

Balance sheet (period average):
Total assets	$113,134	$112,589	$106,491	—	6
Total securities	22,172	22,171	22,611	—	(2)
Total loans held for investment	77,305	75,795	69,293	2	12
Earning assets	102,645	101,430	96,100	1	7
Total deposits	84,088	84,036	80,433	—	5
MUAH stockholder's equity	15,069	15,202	14,390	(1)	5
Net interest margin (2)	2.70%	2.81%	2.87%

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(1)Prior period amounts have been revised to reflect the January 1, 2015 adoption of Accounting Standards Update 2014-01 related to investments in qualified affordable housing projects.

(2) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com

Business Integration Initiative

Effective July 1, 2014, the U.S. branch banking operations of BTMU were integrated under the Bank's operations. This integration did not involve a legal entity combination, but rather an integration of personnel and certain business and support activities. The Bank and BTMU entered into a master services agreement, which provides for employees of the Bank to perform and make available various business, banking, financial, and administrative and support services (the Services) and facilities to BTMU in connection with the operation and administration of BTMU's businesses in the U.S. (including BTMU's U.S. branches). In consideration for the Services, BTMU pays to the Bank fee income, which reflects market-based pricing. Costs related to the Services performed by the transferred employees are primarily reflected as salaries and employee benefits expense.

For the quarter ending March 31, 2015, the Company recorded $166 million in fee income from this initiative, including $121 million related to support services provided by the Company to BTMU. Noninterest expense related to the Services was $112 million for the quarter ending March 31, 2015, primarily comprised of salaries and employee benefits. The remaining fee income was recognized through revenue sharing agreements with BTMU, which was primarily offset by associated costs recorded in noninterest expense.

Summary of First Quarter Results

First Quarter Total Revenue

For the first quarter of 2015, total revenue (net interest income plus noninterest income) was $1.0 billion, down $43 million compared with the fourth quarter of 2014.
Net interest income for the first quarter of 2015 was $683 million, down 4% compared with the fourth quarter of 2014. The decrease in net interest income was largely due to an 11 basis point decline in the net interest margin to 2.70%, which was substantially due to lower yields on loans held for investment and investment securities reflecting the low interest rate environment, partially offset by modest growth in commercial and industrial loans. Average total deposits of $84.1 billion were consistent with fourth quarter 2014 levels.
For the first quarter of 2015, noninterest income was $335 million, down $17 million, or 5%, compared with the fourth quarter of 2014, largely due to higher prior quarter merchant banking fees.
Compared with the first quarter of 2014, total revenue increased $154 million, with net interest income remaining flat while noninterest income increased 85%. The increase in noninterest income was largely due to fees from affiliates resulting from the business integration initiative. Average total loans held for investment increased $8.0 billion, or 12%, compared with the first quarter 2014. Average total deposits increased $3.7 billion compared with the first quarter of 2014, driven by a 14% increase in average noninterest bearing deposits.

First Quarter Noninterest Expense

Noninterest expense for the first quarter of 2015 was $849 million, up $52 million compared with the fourth quarter of 2014 and up $222 million from the first quarter of 2014. The increase from the fourth quarter of 2014 was largely due to increased employee expenses related to seasonal factors and higher pension expense. The increase from the first quarter of 2014 was largely due to increased employee costs as a result of the business integration initiative. The effective tax rate for the first quarter of 2015 was 20.5%, compared with an effective tax rate of 44.2% for the fourth quarter of 2014, reflecting a year-end adjustment to align estimated expense with actual full year 2014 results.

Balance Sheet

At March 31, 2015, total assets were $113.7 billion, consistent with December 31, 2014 levels. Total loans held for investment increased slightly compared with the fourth quarter of 2014 reflecting growth in the commercial and industrial and construction loan portfolios, largely offset by a decrease in the residential mortgage lending portfolio.

Total liabilities were $98.3 billion, down $0.2 billion compared with December 31, 2014, primarily due to a decrease in total deposits partially offset by increases in long-term debt and commercial paper and other short-term borrowings. At March 31, 2015, total deposits were $82.7 billion, down $3.3 billion compared with December 31, 2014. Core deposits at March 31, 2015 decreased to $74.2 billion compared with $76.7 billion at December 31, 2014.

Credit Quality

The following table presents credit quality data for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014:

				Percent Change to
	As of and for the Three Months Ended			March 31, 2015 from
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2014	March 31, 2014

Total (reversal of) provision for credit losses	$3	$(1)	$—	400%	100%
Net loans charged-off (recovered)	3	(1)	(6)	400	150
Nonperforming assets	390	411	506	(5)	(23)

Credit Ratios:
Allowance for loan losses to:
Total loans held for investment	0.69%	0.70%	0.80%
Nonaccrual loans	147.21	143.35	119.58
Allowance for credit losses to (1):
Total loans held for investment	0.90	0.90	1.01
Nonaccrual loans	191.20	183.80	151.35
Nonperforming assets to total assets	0.34	0.36	0.47
Nonaccrual loans to total loans held for investment	0.47	0.49	0.67

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com

Credit quality remained strong in the first quarter of 2015 reflected by continued low levels of nonperforming assets and net charge-offs.

Nonperforming assets as of March 31, 2015 were $390 million, or 0.34% of total assets, compared with $411 million, or 0.36% of total assets, at December 31, 2014, and $506 million, or 0.47% of total assets at March 31, 2014.

Net loans charged-off were $3 million for the first quarter of 2015 compared with net loans recovered of $1 million for the fourth quarter of 2014 and $6 million for the first quarter of 2014.

The allowance for credit losses as a percentage of total loans was 0.90% at March 31, 2015, flat from December 31, 2014 and down from 1.01% at March 31, 2014. The allowance for credit losses as a percentage of nonaccrual loans was 191% at March 31, 2015, compared with 184% at December 31, 2014 and 151% at March 31, 2014. In the first quarter of 2015, the provision for credit losses was $3 million, compared with a reversal of $1 million for the fourth quarter of 2014 and a net provision of zero for the first quarter of 2014.

Capital

The following table presents capital ratio data for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014:

	As of and for the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Capital ratios (1):

Regulatory:	U.S. Basel III	U.S. Basel I	U.S. Basel III
Common Equity Tier 1 risk-based capital ratio	12.68%	n/a	12.59%
Tier 1 risk-based capital ratio	12.68	12.79%	12.62
Total risk-based capital ratio	14.46	14.74	14.75
Tier 1 leverage ratio	11.30	11.25	11.26

Other:
Tangible common equity ratio	10.69%	10.48%	10.60%
Tier 1 common capital ratio	n/a	12.74	n/a
Common Equity Tier 1 risk-based capital ratio (U.S. Basel III standardized approach; fully phased in)	12.61	12.56	11.98

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com

The Company’s stockholder’s equity was $15.2 billion at March 31, 2015 compared with $14.9 billion at December 31, 2014.

In December 2014, the Federal Reserve Board approved the Company's request to opt-out of the advanced approaches methodology under U.S. Basel III regulatory capital rules. Accordingly, the Company now calculates its regulatory capital ratios under the standardized approach of the U.S. Basel III rules, with certain provisions subject to phase-in periods. The Bank continues to be subject to the advanced approaches rules.

The Company's Common Equity Tier 1, Tier 1 and Total risk-based capital ratios, calculated in accordance with U.S. Basel III regulatory capital rules, were 12.68%, 12.68% and 14.46%, respectively, at March 31, 2015. The Tangible common equity ratio was 10.69% at March 31, 2015.

The Company’s estimated Common Equity Tier 1 risk-based capital ratio under U.S. Basel III regulatory capital rules (standardized approach, fully phased in) was 12.61% at March 31, 2015.

FOR ADDITIONAL INFORMATION PLEASE REFER TO OUR FINANCIAL SUPPLEMENT ON OUR WEBSITE AT WWW.UNIONBANK.COM

Non-GAAP Financial Measures

This press release includes additional capital ratios (Tier 1 common capital, tangible common equity and Common Equity Tier 1 capital (calculated under the Basel III standardized approach on a fully phased-in basis)) to facilitate the understanding of the Company’s capital structure and for use in assessing and comparing the quality and composition of the Company's capital structure to other financial institutions. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies. Please refer to our separate reconciliation of non-GAAP financial measures in our financial supplement.

Headquartered in New York, MUFG Americas Holdings Corporation is a financial holding company and bank holding company with assets of $113.7 billion at March 31, 2015. Its principal subsidiary, MUFG Union Bank, N.A., provides an array of financial services to individuals, small businesses, middle-market companies, and major corporations. As of March 31, 2015, MUFG Union Bank, N.A. operated 393 branches, comprised primarily of retail banking branches in the West Coast states, along with commercial branches in Texas, Illinois, New York and Georgia, as well as two international offices. MUFG Americas Holdings Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc., one of the world’s largest and most diversified financial groups. Visit www.unionbank.com for more information.
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